EXHIBIT 99.1   DISCLOSURE OF AUDIT AND NON-AUDIT SERVICES

New Millennium Media International, Inc. retains the services of Salberg and Company, P. A., 20283 State Road 7, Suite 300, Boca Raton, Florida 33498 as independent auditor for the Company. During the past two fiscal years the Company has paid to Salberg and Company, P. A. $49,000 audit fees and $10,000 non-audit fees.

New Millennium Media International, Inc.

By: /s/                                 Dated this 30th day of October 2003
       ---------------------------------
       John "JT" Thatch
       CEO/President/Director/acting CFO